Exhibit 10.3

Execution Copy

Schedule 3.1

     The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

          (a) Administrative Agent shall have received a letter duly executed by Borrower authorizing Administrative Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agents, desirable to perfect the security interests to be created by the Loan Documents;

          (b) Administrative Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Administrative Agent shall have received evidence satisfactory to Agents reflecting the filing of all such financing statements;

          (c) Administrative Agent shall have received each of the following documents, in form and substance satisfactory to Agents, duly executed, and each such document shall be in full force and effect:

               (i) the Cash Management Agreements,

               (ii) the Control Agreements,

               (iii) the Security Agreement,

               (iv) a disbursement letter executed and delivered by Borrower to Administrative Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agents,

               (v) the Fee Letter,

               (vi) the Lender Side Letter Agreement,

               (vii) the Mortgage on the Real Property located in Union, New Jersey,

               (viii) the Perfection Certificate, and

               (ix) letters, each in form and substance satisfactory to Agents, from Existing Lenders to Administrative Agent respecting the amount necessary to repay in full all of the obligations of Borrower and its Subsidiaries owing to Existing Lenders and obtain releases of all of the Liens existing in favor of Existing Lenders in and to the assets of Borrower and its Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Lenders of their Liens in and to the properties and assets of Borrower and its Subsidiaries.

          (d) Administrative Agent shall have received a certificate from the Secretary of Borrower (i) attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party, (ii) authorizing specific officers of Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of Borrower;

          (e) Administrative Agent shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower and by the appropriate officer of Borrower’s jurisdiction of organization;

          (f) Administrative Agent shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

          (g) Administrative Agent shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

          (h) Administrative Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.8, the form and substance of which shall be satisfactory to Administrative Agent;

          (i) Administrative Agent shall have received Collateral Access Agreements with respect to the following locations: (i) International Creative Data Industries, Inc., 8 Trowbridge Drive, Bethel, Connecticut and (ii) Triad Tool and Die Company, 27-29 Montgomery Street, Hillside, New Jersey;

          (j) Administrative Agent shall have received opinions of Borrower’s counsel in form and substance satisfactory to Agents;

          (k) Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under this Agreement or the other Loan Documents;

          (l) If necessary for the calculation of Required Availability, Borrower shall have remitted by wire transfer to Administrative Agent all cash (and delivered all cash equivalents in such manner as directed by Administrative Agent) of Borrower utilized to calculate the Required Availability;

          (m) Agents shall have completed their business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrower’s and its Subsidiaries books and records and verification of Borrower’s representations and warranties to Lender Group, the results of which shall be satisfactory to Agents, (ii) an inspection of each of the locations where Borrower’s and its Subsidiaries’ Inventory is located, and (iii) completion of a pre-funding audit, the results of which shall be satisfactory to Agents;

          (n) Administrative Agent shall have received completed reference checks with respect to Borrower’s senior management, the results of which are satisfactory to Agents in their sole discretion;

          (o) Administrative Agent shall have received a set of Projections for the three (3) year period following the Closing Date (on a year by year basis, and for the one (1) year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agents;

          (p) Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

          (q) Administrative Agent shall have received mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Agents (each a “Mortgage Policy” and, collectively, the “Mortgage Policies”) in amounts satisfactory to Agents assuring Administrative Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance satisfactory to Agents;

          (r) Administrative Agent shall have received a phase-I environmental report for the Real Property Collateral located in Union, New Jersey and a real estate survey with respect to each parcel composing the Real Property Collateral; the environmental consultants and surveyors retained for such reports or surveys, the scope of the reports or surveys, and the results thereof shall be acceptable to Agents;

          (s) Administrative Agent shall have received Uniform Commercial Code, tax lien and litigation searches, the results of which shall be satisfactory to Agents;

          (t) No material adverse change shall have occurred in Borrower’s financial condition or prospects or in the value of the Collateral;

          (u) No material adverse conditions in loan syndication or financial or capital market conditions generally that would make the proposed syndication impracticable or materially more burdensome shall have occurred;

          (v) Borrower shall have complied with the Federal Assignment of Claims Act in a manner acceptable to Agents, including the following (i) all necessary notices and assignments under the Federal Assignment of Claims Act shall have been executed by Borrower and, if necessary, The CIT Group/Business Credit, Inc., for delivery, on the day immediately following the Closing Date to Borrower’s Administrative Contracting Officer with respect to all Government Contracts that are in effect as of the Closing Date and (ii) Borrower shall have amended its registration with the Central Contractor Registration database maintained by the Department of Defense and other agencies of the United States of America, so that all electronic payments made by the United States of America or any agency or department thereof to Borrower shall be made to an account designated by Administrative Agent;

          (w) Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority, stockholder, director or any third party in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

          (x) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agents; and

          (y) Agents shall have received a certificate from the Chief Financial Officer of the Borrower dated as of the Closing Date certifying (i) as to the truth and accuracy of the representations and warranties made by Borrower in the Credit Agreement and the other Loan Documents, and (ii) that before and after giving effect to the extensions of credit to be made on the Closing Date, (x) no Default or Event of Default shall have occurred and be continuing, and (y) Borrower and each of its Subsidiaries is Solvent.